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                                                                    Exhibit 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Wit Capital Group, Inc. of our report dated April 23, 1999 relating to the consolidated statements of financial condition Wit Capital Group, Inc. and subsidiaries as of March 31, 1999, December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period ended March 31, 1999, the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1996 and to all references to our Firm included in this Registration Statement.



                                              /s/ ARTHUR ANDERSEN LLP



New York, New York
August 12, 1999


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